Exhibit 10.20

FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT

This First Amendment to Change in Control Agreement (this “Amendment”), effective as of October 9, 2012, is made by and between DCT Industrial Trust Inc., a Maryland corporation (the “Company”), and John G. Spiegleman (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Change in Control Agreement dated as of May 9, 2011 (the “Agreement”); and

WHEREAS, pursuant to Section 5.6 of the Agreement, the Company and the Executive desire to amend certain terms of the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1. Section 2(a) of the Agreement is replaced in its entirety by the following:

“(a) If the Company terminates the Executive’s employment and the termination is not due to death or Disability or for Cause, or the Executive terminates his employment for Good Reason, and such termination occurs within 12 months after a Change in Control, (i) the Company shall pay to the Executive annual salary, bonus and other benefits earned and accrued prior to the termination of employment; (ii) the Company shall pay or provide to the Executive (A) 2.0 times the Executive’s annual salary, (B) 2.0 times the greater of (x) the target annual cash bonus for the year of termination and (y) the average of the actual annual cash bonuses for the two years (with respect to which bonuses are determined) prior to the year of termination, (C) a cash payment equal to (I) the target annual cash bonus for the year of termination multiplied by (II) a fraction (x) the numerator of which is the number of days in the year up to the termination and (y) the denominator of which is 365 and (D) for a period of two years after termination of employment, such continuing coverage under the group health plans the Executive would have received (and at such costs to the Executive) as would have applied in the absence of such termination (but not taking into account any post-termination increases in annual salary that may otherwise have occurred without regard to such termination and that may have favorably affected such benefits); (iii) the Executive shall be entitled to elimination of any exclusively time-based vesting conditions (but not performance conditions, which shall remain in effect subject to the terms thereof) on any grant under the Company’s Second Amended and Restated 2006 Long-Term Incentive Plan (the “LTIP”) or any other grant of restricted stock, stock options or other equity awards; provided that the Executive will only be entitled to receive the payments, benefits and accelerated vesting set forth in clauses (ii) and (iii) if the Executive executes and delivers to the Company a general release in a form reasonably acceptable to the Company, which does not require the release of any payment rights under this Section 2(a), within thirty (30) days following such termination and such release becomes irrevocable at the earliest possible time under applicable law following such execution and delivery. The payments under clause (i) of the second sentence of this Section 2(a) shall be made in a single lump sum within five business days after termination. Any payment or acceleration of vesting that the Executive is entitled to receive pursuant to clause (ii) or (iii) of the second sentence of this Section 2(a) shall be made by the Company in a single lump sum or occur, respectively, upon the 45th day after termination.”

2. A new Section 6 is added to the Agreement, which reads in its entirety as follows:

“6. Limitations on Severance Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Severance Payments”), calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (or any successor provision) would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision), then the Severance Payments shall be reduced (but not below zero) so that the sum of all Severance Payments shall be $1.00 less than the amount at which Executive becomes subject to the excise tax imposed by Section 4999 of the Code (or any successor provision); provided that such reduction shall only occur if it would result in Executive receiving a higher After Tax Amount (as defined below) than Executive would receive if the Severance Payments were not subject to such reduction. In the event the Severance Payments are reduced pursuant to this Section 6(a), they shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b) For purposes of Section 6(a), the “After Tax Amount” means the amount of the Severance Payments less all federal, state, and local income, excise and employment taxes imposed on Executive as a result of Executive’s receipt of the Severance Payments. For purposes of determining the After Tax Amount, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Severance Payments shall be made pursuant to Section 6(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or Executive. Any determination by the Accounting Firm shall be binding upon the Company and Executive.”

3. Except as expressly amended hereby, the Agreement continues in full force and effect in accordance with its terms. The Agreement, together with any Exhibits thereto and this Amendment, constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive.

4. This Amendment shall be governed and construed in accordance with the laws of the State of Colorado, without regard to any principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of Colorado.

5. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY: DCT INDUSTRIAL TRUST INC.

By:	/s/ Philip L. Hawkins
Name: Philip L. Hawkins
Title: President and Chief Executive Officer

EXECUTIVE:

/s/ John G. Spiegleman
John G. Spiegleman